                                      GUARANTY


     GUARANTY by REX STORES CORPORATION, a Delaware corporation formerly known as Audio/Video Affiliates, Inc. (referred to herein as the 'Guarantor'), dated the date set forth next to its signature below, in favor of NATWEST BANK N.A. (referred to herein as the 'Secured Party') in its capacity as agent for itself and for the Lenders hereinafter referred to.

     WHEREAS, Rex Radio and Television, Inc., an Ohio corporation ('Rex Radio'), Stereo Town, Inc., a Georgia corporation ('Stereo Town'), and Kelly & Cohen Appliances, Inc., an Ohio corporation ('Kelly'), and NatWest USA Credit Corp. (in such capacity, the 'Original Lender') entered into several loan agreements each dated as of January 31, 1989, and Rex Kansas, Inc., a Kansas corporation ('Rex Kansas' and together with Rex Radio, Stereo Town and Kelly, each a 'Borrower' and, collectively, the 'Borrowers') and the Original Lender entered into a Loan Agreement dated as of May 31, 1994 (collectively, as heretofore amended, modified, restated or supplemented in accordance with their terms, the 'Original Loan Agreements');

     WHEREAS, in connection with the Original Loan Agreements, the Guarantor and the Original Lender entered into a Guaranty dated as of January 31, 1989 (the 'Original Guaranty');

     WHEREAS, on the date hereof the Original Loan Agreements are being amended and restated in their entirety to, among other things, combine them into one loan agreement among the Borrowers, the Agent and the several banks and other financial institutions (the 'Lenders') from time to time parties thereto (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the 'Loan Agreement'; terms used and not otherwise defined herein shall have the meanings attributed thereto in the Loan Agreement), to increase the facility provided thereunder and to extend the term thereof; and

     WHEREAS, it is a condition precedent to the effectiveness of the Loan Agreement that the Original Guaranty be amended and restated in its entirety as set forth below (as so amended and restated, the 'Guaranty') in order to, among other things, confirm the Guaranty is a guaranty of all 'Obligations' at any time and from time to time outstanding.

     NOW, THEREFORE, the parties hereto agree that the Original Guaranty shall hereby be amended and restated in its entirety as follows:

     1. The Guarantor irrevocably and unconditionally guarantees to the Agent, on its own behalf and on behalf of the Lenders, payment when due, whether by acceleration or otherwise, of any and all Obligations, together with all interest and fees thereon, and all attorneys' fees, costs and expenses of collection incurred by the Agent and Lenders in enforcing any of such Obligations.

     2. The Guarantor waives notice of acceptance of this Guaranty and notice of any liability or other Obligations to which it may apply, and waives presentment, demand of payment, protest, notice of dishonor or nonpayment of any such Obligations, liabilities, suit or taking other action by the Agent or Lenders against, and any other notice to, any party liable thereon (including the Guarantor).

     3. The Agent may at any time and from time to time (whether or not after revocation or termination of this Guaranty) without the consent of, or notice (except as shall be required by applicable statute and cannot be waived) to, the Guarantor, without incurring responsibility to the Guarantor, without impairing or releasing the obligations of the Guarantor hereunder, upon or without any terms or conditions and in whole or in part:


     (a) change the manner, place or terms of payment, and/or change or extend the time of payment of, renew or alter, any of the Obligations, any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Obligations as so changed, extended, renewed or altered;

     (b) sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst, or fail to perfect, or continue the perfection of, any lien or security interest in any such property, or delay in the perfection of any such lien or security interest;

     (c) exercise or refrain from exercising any rights against the Borrowers or others (including the Guarantor) or otherwise act or refrain from acting;

     (d) settle or compromise any Obligation or other liability hereby guaranteed, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any of the

Obligations (whether due or not) to creditors of the Borrowers other than the Agent, the Lenders and the Guarantor; and

     (e) apply any sums by whomsoever paid or howsoever realized to any of the Obligations regardless of what Obligations remain unpaid.

     4. No invalidity, irregularity or unenforceability of all or any part of the Obligations or of any security therefor shall affect, impair or be a defense to this Guaranty, and this Guaranty is a primary obligation of the Guarantor.

     5. This Guaranty is a continuing one and all Obligations and other liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. As to the Guarantor, this Guaranty shall continue until written notice of revocation signed by such Guarantor shall have been actually received by the Agent, notwithstanding a revocation by, or complete or partial release for any cause of, any one or more of the remainder of the Guarantor, or of any of the Borrowers or of anyone liable in any manner for the Obligations or other liabilities hereby guaranteed or for the liabilities (including those hereunder) incurred directly or indirectly in respect thereof or hereof, and notwithstanding the dissolution of the Guarantor. No revocation or termination hereof shall affect in any manner rights arising under this Guaranty with respect to (a) liabilities which shall have been created, contracted, assumed or incurred prior to receipt by the Agent of written notice of such revocation or termination or (b) liabilities which shall have been created, contracted, assumed or incurred after receipt of such written notice pursuant to any contract entered into by the Agent prior to receipt of such notice; and the sole effect of revocation or termination hereof shall be to exclude from this Guaranty liabilities thereafter arising which are unconnected with liabilities theretofore arising or transactions theretofore entered into.

     6. All notices provided to be given to the Agent herein shall be sent by registered or certified mail, return receipt requested.

     7. Any and all rights and claims of the Guarantor against the Borrowers or any of their property, arising by reason of any payment by the Guarantor to the Agent pursuant to the provisions of this Guaranty, shall be subrogated and subject in right of payment to the prior payment in full of all Obligations to the Agent and Lenders.

     8. All property of the Guarantor shall be held by the Agent subject to a lien and a security interest in favor of the Agent its own behalf and on behalf of the Lenders, as security for the Obligations and any and all other liabilities of the Guarantor to the Agent and Lenders. The term 'property of the Guarantor' shall include all property of every description, now or hereafter in the possession or custody of or in transit to the Agent for any purpose, including safekeeping, collection or pledge, for account of the Guarantor, or as to which the Guarantor may have any right or power, including, without limitation, pursuant to the Security Documents. The balance of every account of the Guarantor with, and each claim of the Guarantor against, the Agent or any Lender existing from time to time, shall be subject to a lien and subject to be set off against the Obligations, and the Agent may at any time or from time to time at its option and without notice appropriate and apply toward the payment of any of such liabilities the balance of each such account of the Guarantor with, and each such claim of the Guarantor against, the Agent and Lenders. The Agent may at any time and from time to time, without notice, transfer into its own name or that of its nominee any of the property of the Guarantor.

     9. If a Default or Event of Default shall occur -- then and in any such event, and at any time thereafter, the Agent may, without notice to the Borrowers, the Guarantor or any aforesaid person, make the Obligations, whether or not then due, immediately due and payable hereunder as to the Guarantor, and the Agent shall be entitled to enforce the obligations of the Guarantor hereunder.

     10. (a) Upon a Default or Event of Default, the Agent shall have the right from time to time, without advertisement or demand upon or notice to the Borrowers or the Guarantor or right of redemption except as shall be required by applicable statute and cannot be waived, to sell, re-sell, assign, transfer and deliver all or part of said property of the Guarantor, at any brokers' board or exchange or at public or private sale, for cash or on credit or for future delivery, and in connection therewith may grant options and may impose reasonable conditions such as requiring any purchaser of any stock so sold to represent that such stock is purchased for investment purposes only. Upon each such sale the Agent, unless prohibited by provision of any applicable statute which cannot be waived, may purchase all or any part of said property being sold, free from and discharged of all trusts, claims, right of redemption and equities of the Guarantor.

     (b) In the case of each such sale, or of any proceedings to collect any of the Obligations, the Guarantor shall pay all costs and expenses of every kind for collection, sale or delivery, including reasonable attorneys' fees, and after deducting such costs and expenses from the proceeds of sale or collection, the Agent may apply any residue to pay any of the

Obligations, and the Guarantor shall continue liable for any deficiency, with interest.

     (c) If claim is ever made upon the Agent or any Lender for repayment or recovery of any amount or amounts received by the Agent or any Lender in payment or on account of any of the Obligations and the Agent or any Lender repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over the Agent or any Lender or any of their property, or (ii) any settlement or compromise of any such claim effected by the Agent or any Lender with any such claimant (including the Borrowers), then and in such event the Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and the Guarantor shall be and remain liable to the Agent hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Agent.

     11. Any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by the Borrowers or others (including the Guarantor), with respect to any of the Obligations shall, if the statute of limitations in favor of the Guarantor against the Agent or any Lender shall have commenced to run, toll the running of such statute of limitations and, if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

     12. The Agent shall not be bound to take any steps necessary to preserve any rights in any of the property of the Guarantor against prior parties who may be liable in connection therewith, and the Guarantor hereby agrees to take such steps. The Agent may nevertheless at any time (a) take any action it may deem appropriate for the care or preservation of such property or of any rights of the Guarantor or the Agent therein, (b) demand, sue for, collect or receive any money or property at any time due, payable or receivable on account of or in exchange for any property of the Guarantor, (c) compromise and settle with any person liable on such property, or (d) extend the time of payment or otherwise change the terms thereof as to any party liable thereon, all without notice to, without incurring responsibility to, and without affecting any of the liabilities hereunder of, the Guarantor. The Guarantor shall pay to the Agent all costs and expenses, including filing fees and attorneys' fees, incurred by the Agent in connection with the custody, care, preservation or collection of any of the property of the Guarantor or in seeking to enforce any of the liabilities or obligations of the Guarantor hereunder.

     13. (a) The Agent shall have the right, at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice, to (i) transfer into its own name or that of its nominee any of the property of the Guarantor; (ii) notify any obligor on any of such property to make payment to the Agent of any amounts due thereon; and/or (iii) take control of any proceeds of any of such property.

     (b) No delay on the part of the Agent in exercising any of the options, powers or rights, or partial or single exercise thereof, shall constitute a waiver thereof. No waiver of any of its rights hereunder, and no modification or amendment of this Guaranty, shall be deemed to be made by the Agent unless the same shall be in writing, duly signed on behalf of the Agent, and each such waiver, if any, shall apply only with respect to the specific instance involved, and shall in no way impair the rights of the Agent or the obligations of the Guarantor to the Agent in any other respect at any other time.

     14. The Guarantor hereby represents, warrants and covenants to the Agent that:

          (a) The Guarantor has the corporate power to execute and deliver this Guaranty and to incur and perform its obligations hereunde

          (b) The Guarantor has duly taken all necessary corporate action to authorize the execution, delivery and performance of this Guaranty and to incur and perform its obligations hereunder;

          (c) No consent, approval, authorization or other action by, and no notice to or of, or declaration or filing with, any governmental or other public body, or any other Person, is required for the due authorization, execution, delivery and performance by the Guarantor of this Guaranty or the consummation of the transactions contemplated hereby;

          (d) The execution, delivery and performance by the Guarantor of this Guaranty do not and will not violate or otherwise conflict with any term or provision of any material agreement, instrument, judgment, decree, order or any statute, rule or governmental regulation applicable to the Guarantor or result in the creation of any Lien upon any of its properties or assets pursuant thereto;

          (e) This Guaranty has been duly authorized, executed and delivered by the Guarantor and constitutes the legal, valid and binding obligation of the Guarantor, and is enforceable against the Guarantor in accordance with its terms, except as enforcement thereof may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally, and general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law);

          (f) No proceeding referred to in paragraph (e) or (f) of Section 10.01 of the Loan Agreement is pending against the Guarantor and no other event referred to in such Section 10.01 has occurred and is continuing, and the property of the Guarantor is not subject to any assignment for the benefit of creditors;

          (g) Without the prior written consent of the Required Lenders, Guarantor shall not own or operate any assets or properties or engage in any business or other activity whatsoever (including, without limitation, the incurring of Indebtedness or the granting of Liens), except as Guarantor owns, operates or engages in on the Closing Date, except as otherwise may be specifically permitted by the other Loan Documents, and except that the Guarantor shall be permitted up to an aggregate during the term of the Loan Agreement of $20,000,000 for any combination of the following:

               (I) the repurchase from time to time of its issued and outstanding common stock (each, a 'Stock Repurchase') so long as (A) no Default or Event of Default shall have occurred and be continuing on the date of any such Stock Repurchase or would occur after giving effect thereto, (B) at all times during the twelve month period immediately preceding any such Stock Repurchase, and after giving effect thereto, availability under the Loan Agreement (referred to herein as 'Availability' and defined herein as the remainder of (x) the Borrowing Base minus (y) the sum at such time of (i) the unpaid principal balance of, and accrued interest and fees on, the Revolving Credit Loans and (ii) the Letter of Credit Usage), shall be equal to or greater than $25,000,000 and (C) each Stock Repurchase is financed with (i) unsecured Indebtedness incurred from any Borrower; provided, however, that any loan or advance by any Borrower to the Guarantor shall be subject in any event to the terms and conditions in the Loan Agreement, including, without limitation, Sections 2.01, 5.02 and 9.06 thereof, and any such loan or advance shall be evidenced by a promissory note in the amount of such loan or advance, made by the Guarantor to the order of the applicable Borrower(s), and such Borrower(s) shall pledge such note to the Agent (on terms and conditions acceptable to the Agent) to be held by the Agent on behalf of the Lenders as additional Collateral for the Obligations,




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

          (ii) the proceeds of equity offerings by the Parent, (iii) dividends received from Borrowers in accordance with Section 9.05 of the Credit Agreement or (iv) monies paid by Borrowers to Parent in accordance with Section 9.05 of the Credit Agreement constituting repayment of loans from Parent to Borrowers listed on Schedule 9.02 of the Credit Agreement; and

               (II) the purchase (each, a 'Permitted Acquisition') of (x) assets of any Person which constitute an operating unit or business of such Person or (y) the capital stock or other beneficial ownership interests in another Person, so long as (A) no Default or Event of Default shall have occurred and be continuing on the date of any such Permitted Acquisition or would occur after giving effect thereto, (B) at all times during the 12-month period immediately preceding any such Permitted Acquisition, and after giving effect thereto, Availability shall be equal to or greater than $25,000,000, (C) the Guarantor shall have notified the Agent not less than 10 days prior to the proposed closing date for any such acquisition, and the Agent shall have confirmed within 5 days after Agent's receipt of such notice from the Guarantor that the proposed acquisition complies with the Acquisition Standards, (D) each Permitted Acquisition is financed with (i) unsecured Indebtedness incurred from any Borrower; provided, however, that any loan or advance by any Borrower to the Guarantor shall be subject in any event to the terms and conditions in the Loan Agreement, including, without limitation, Sections 2.01, 5.02 and 9.06 thereof, and any such loan or advance shall be evidenced by a promissory note in the amount of such loan or advance, made by the Guarantor to the order of the applicable Borrower(s), and such Borrower(s) shall pledge such note to the Agent (on terms and conditions acceptable to the Agent) to be held by the Agent on behalf of the Lenders as additional Collateral for the Obligations, (ii) the proceeds of equity offerings by the Parent, (iii) dividends received from Borrowers in accordance with Section 9.05 of the Credit Agreement, or (iv) monies paid by Borrowers to Parent in accordance with Section 9.05 of the Credit Agreement constituting repayment of loans from Parent to Borrowers listed on Schedule 9.02 of the Credit Agreement, (E) if the Permitted Acquisition is of the assets of a Person, the Guarantor shall cause such assets to be purchased by, or concurrently with the purchase of such assets shall cause such assets to be transferred to, a Subsidiary of the Guarantor (other than any Borrower except with the prior written consent of the Agent), (F) the Guarantor may assume, for all Permitted Acquisitions in the aggregate, not more than $10,000,000 in liabilities, contingent and actual and, in any event, including, without limitation, lease obligations with respect to real property and (G) the Guarantor shall take or cause to be taken such actions as the Agent shall reasonably request in order that the Agent be granted a first priority security interest in all assets purchased including, without limitation, the pledge of any stock purchased or of any Subsidiary formed, and a Guaranty of the Obligations shall be issued by an new Subsidiary.

               It is further understood and agreed that it shall constitute an Event of Default if at any time during the twelve month period immediately subsequent to any Stock Repurchase or any Permitted Acquisition, Availability shall be less than $25,000,000.

          (h) Notwithstanding anything to the contrary set forth herein, so long as no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to the following, Guarantor shall be permitted to pay dividends to holders of its common stock solely with monies received from the Borrowers in accordance with Section 9.05(ii) of the Loan Agreement, any such monies not used by Parent for the payment of dividends within three (3) days of receipt thereof by Parent or its agent to be immediately returned to the applicable Borrower.

     15. The Guarantor waives the right of trial by jury in the event of any litigation between the parties hereto in respect of any matter arising under this Guaranty and agrees that, should the Agent bring any judicial proceedings in relation to any such matter, the Guarantor will not interpose any counterclaim or setoff of any nature.

     16. THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE AGENT AND OF THE GUARANTOR HEREUNDER SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF); and this Guaranty is binding upon the Guarantor and its executors, administrators, successors or assigns, and shall inure to the benefit of the Agent and its successors or assigns. In the event that the Agent brings any action or suit in any court of record of New York State or the Federal Government to enforce any or all liabilities of the Guarantor hereunder, service of process may be made upon the Guarantor by mailing a copy of the summons to the Guarantor's statutory agent, Edward M. Kress, Esq, at Chernesky, Heyman & Kress, 10 Courthouse Plaza, SW, Suite 1100, P.O. Box 3808, Dayton, Ohio 45401-3808.

     Anyone signing this Guaranty shall be bound hereby, whether or not anyone else signs this Guaranty at any time.

Dated:  January 31, 1989, as amended and restated on July 31, 1995


REX STORES CORPORATION

2875 Needmore Road
Dayton, Ohio  45414



By:
   ----------------------------------
   Name: Douglas Bruggeman
   Title: Vice President, Finance